UNITED STATES

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ABRAXAS PETROLEUM CORPORATION (Name of Registrant as Specified in its Charter)

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Abraxas Nominates Jerry J. Langdon and Katherine T. Richard to Board of Directors

Clinton Group Withdraws Slate and Agrees to Support Abraxas’ Director Nominees

SAN ANTONIO April 4, 2013 –Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced the nomination of Jerry J. Langdon to the Company’s Board of Directors and the Board’s intention to name Katherine T. Richard to fill an expected Board vacancy.  Mr. Langdon will stand for election at the Company’s 2013 Annual Meeting of Stockholders. Ms. Richard will fill the vacancy in the Board created by the retirement of C. Scott Bartlett, Jr. from the Board.  With the addition of Mr. Langdon, Abraxas’ Board will be expanded from nine to ten directors, nine of whom will be independent.

“We are pleased that Jerry has accepted our invitation to join our Board as a new independent director,” said Bob Watson, Abraxas Chairman, President and CEO.  “His extensive experience in the energy industry will prove invaluable as he works with our other directors to create value for all Abraxas stockholders.  We would also like to thank Scott Bartlett for his 13 years of exceptional service to Abraxas and wish him well on his future endeavors.”

Mr. Watson added “We are also excited about the addition of Kate Richard to our Board.  Kate has invested across the capital structures of public and private oil and gas companies and throughout the energy value chain. Kate will add a breadth of experience and a new perspective to our Board.”

In conjunction with the appointments of Mr. Langdon and Ms. Richard, Abraxas also announced today that the Clinton Group, Inc. has notified the Company that it is withdrawing its slate of nominees for election to Abraxas’ Board of Directors at the 2013 Annual Meeting of Stockholders. The Clinton Group has agreed to vote its shares in support of all of Abraxas’ director nominees in 2013 and to abide by certain standstill provisions.

“We expect that Mr. Langdon and Ms. Richard will be exceptional directors for Abraxas,” said George Hall, Chief Executive Officer of Clinton Group.  “We are enthusiastic shareholders and believe the Company is significantly undervalued. We hope the addition of these new directors will help the Company realize its full potential for the benefit of all shareholders.”

Jerry J. Langdon, 60, currently works as a private investor.  Most recently, Mr. Langdon was Chief Administrative and Compliance Officer of Energy Transfer Partners (“ETP”), a multi-billion dollar company specializing in the gathering, processing, transportation and storage of natural gas and natural gas liquids in the U.S.  Prior to ETP, Mr. Langdon was Chief Administrative and Compliance Officer for Reliant Energy.  Mr. Langdon has also held senior executive positions with El Paso Energy Partners and has served as a Director of several public and private boards.  In October 1988, Mr. Langdon was appointed to the Federal Energy Regulatory Commission by President Ronald Regan and served in that capacity until 1993.  Mr. Langdon has authored numerous articles on the natural gas and electric industries, which have been published in various industry trade magazines.  Mr. Langdon holds a Bachelor of Science Communications from the University of Texas.

Katherine Taaffe Richard, 30, is the Founder and current Chief Executive Officer of Warwick Energy Group, an oil and gas company focused on conventional and unconventional development and exploration in the United States, Europe and the Middle East.  Ms. Richard has been employed by Warwick Energy Group since March 2010.  Since March 2009, Ms. Richard has been employed by or consulted to MSDC Management, L.P. or MSD Capital, L.P., where she focuses on international energy investments.  Prior to joining MSDC Management, Ms. Richard was employed by Serengeti Asset Management, where she led the team responsible for oil and gas, metals and mining and sovereign debt investing. Prior to Serengeti, Ms. Richard held several posts at Goldman, Sachs & Co., including as an investment banker to exploration and production companies in the oil and gas industries. Ms. Richard is a Natural Resources Advisor to the Institute for Effective States and an Advisory Council member of Microvest Capital Funds, a private microfinance investment firm with investments in more than 50 microfinance institutions in 25 countries. At the World Economic Forum's 2013 Davos session, Ms. Richard was selected to represent the United States as one of the World Economic Forum's Young Global Leaders for the 2013-14 year. Ms. Richard received her undergraduate degree in History from Harvard College.

The complete agreement between Abraxas and the Clinton Group will be filed in a Form 8-K with the Securities and Exchange Commission.

Abraxas Petroleum Corporation
Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

Contacts:

For Investors
Abraxas Petroleum Corporation
Geoffrey King, 210-490-4788
Vice President - Chief Financial Officer
gking@abraxaspetroleum.com
www.abraxaspetroleum.com
or
Morrow & Co. LLC
Thomas Ball / John Ferguson
203-658-9400
or
For Media
Andrew Siegel / Sharon Stern / Scott Bisang
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449